Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Bart D’Ambra
(973) 473-2200

CLIFTON BANCORP INC. ANNOUNCES COMPLETION OF

SECOND STEP CONVERSION AND OFFERING

AND INTENTION TO DECLARE DIVIDEND

Clifton, New Jersey, April 1, 2014 — Clifton Bancorp Inc., a Maryland corporation (the “Company”) (NasdaqGS: CSBK), announced today that it has completed the conversion of Clifton Savings Bank (the “Bank”) from the mutual holding company to the stock holding company form of organization, including the related stock offering conducted in connection with the conversion. As a result of the closing of the conversion and offering, the Company is now the holding company for the Bank, and Clifton MHC, the Bank’s former mutual holding company, and Clifton Savings Bancorp, Inc., the Bank’s former mid-tier holding company, have ceased to exist. The results of the stock offering were previously reported in the Company’s press release dated March 25, 2014.

Beginning on Wednesday, April 2, 2014, the shares of Company common stock will trade on the Nasdaq Global Select Market under the trading symbol CSBK.

Book entry statements reflecting shares purchased in the offering are expected to be mailed to subscribers promptly following the closing. Stockholders of Clifton Savings Bancorp holding shares in street name will automatically receive shares of Company common stock within their accounts. Stockholders of Clifton Savings Bancorp holding shares in certificated form will receive book entry statements for their shares of Company common stock through the Company’s Direct Registration System after returning their stock certificates with a properly completed letter of transmittal to the Company’s transfer agent. Letters of transmittal will be promptly sent out to shareholders by the Company’s transfer agent. Cash will be paid in lieu of any fractional shares based on the sale price in the offering of $10.00 per share. Approximately 26,593,180 shares of Company common stock will be outstanding after the completion of the offering and the exchange, before taking into account adjustments for fractional shares.

Sandler O’Neill & Partners, L.P. acted as marketing agent for the Company in connection with the offering. Kilpatrick Townsend & Stockton LLP acted as legal counsel to the Company in connection with the reorganization and offering.

The Company also announced that its Board of Directors intends to declare in May 2014 a combined $0.12 per share cash dividend for the quarters ended December 31, 2013 and March 31, 2014. As previously disclosed, the Company postponed the declaration and payment of its cash dividend that is customarily paid in mid-February to eliminate the need to pay a dividend to Clifton MHC.

The Company is the holding company of the Bank, a federally chartered savings bank headquartered in Clifton, New Jersey. The Bank operates a total of 12 full-service banking offices in northeast New Jersey. At December 31, 2013, the Company had consolidated total assets of $1.1 billion, gross loans of $578.8 million, total deposits of $774.5 million and total shareholders’ equity of $191.5 million.

This press release contains certain forward-looking statements about the conversion and reorganization and dividends. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in commencement of trading in the Company’s shares, increased competitive pressures, changes in the interest rate environment, the amount or timing of dividends, general economic conditions or conditions within the securities markets, and legislative and regulatory changes.